UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 6, 2010

INTRALINKS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34832	20-8915510
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Identification No.)

150 East 42nd Street, 8th Floor, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 543-7700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 6, 2010, IntraLinks Holdings, Inc., a Delaware corporation (the “Company”) and certain shareholders of the Company (the “Selling Shareholders”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc., Jefferies & Company, Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the underwritten registered offering of an aggregate of 10,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), of which 2,000,000 shares are to be issued and sold by the Company and 8,000,000 shares are to be sold by the Selling Shareholders, at a public offering price of $20.00 per share. The net proceeds to the Company from the sale of the Shares to be issued and sold by the Company are expected to be approximately $37.4 million, and the net proceeds to the Selling Shareholders from the sales of the Shares to be sold by such Selling Shareholders are expected to be approximately $152.0 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company and assuming no exercise by the Underwriters of their 30-day over-allotment option to purchase up to an additional 1,500,000 shares of Common Stock to cover over-allotments, if any, which the Selling Shareholders have granted the Underwriters under the terms of the Underwriting Agreement. The offering is expected to close on or about December 10, 2010, subject to customary closing conditions.  A copy of the Underwriting Agreement is attached as Exhibit 1.1 to this report and is incorporated by reference, and the description of the material terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company and the Selling Shareholders, customary conditions to closing, indemnification obligations of the Company, the Selling Shareholders and the Underwriters, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

1.1           Underwriting Agreement, dated December 6, 2010, among the Company, the Selling Shareholders named therein, and Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc., Jefferies & Company, Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several underwriters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 9, 2010

INTRALINKS HOLDINGS, INC.

By:	/s/ David G. Curran
David G. Curran Executive Vice President, Business and Legal Affairs